Exhibit 10.1

Loan Agreement

(Installment-Type Term Loan Subject to Achievement of Plan)

Pixie Dust Technologies, Inc. (“Borrower”) and The Shoko Chukin Bank, Ltd. (“Lender”) agree as follows on March 22, 2019 (this “Agreement”).

Article 1. Definitions of Terms

Unless the context clearly requires otherwise, the terms used in this Agreement have the meanings set forth in Exhibit 1.

Article 2. Loan-related Terms

2.1 Loan

Lender shall lend money to Borrower in installments according to the terms of this Agreement:

(1) Total loan amount	JPY 1,000,000,000

(2) Expected Borrowing Date	From the execution date of this Agreement until July 31, 2022; provided, however, that if the Loan Obligation terminates before then pursuant to the provisions of this Agreement, until the time of such termination.

2.2 Individual Loan

In accordance with the provisions of this Agreement, Borrower shall apply for an Individual Loan upon the key terms below, and Lender shall make an Individual Loan to Borrower.

(1) Use of funds	Working capital

(2) Loan application deadline and method	Borrower will apply by sending a loan application form (Exhibit 2) to Lender by fax at least 5 Business Days before the requested borrowing date. (Borrower will confirm by phone that Lender has received the loan application form and will have no obligation to submit the original loan application form.)

(2) Expected borrowing period and amount to be borrowed	First installment (March 2019): JPY 250,000,000 Second installment (July 2020): JPY 250,000,000 Third installment (July 2021): JPY 250,000,000 Fourth installment (July 2022): JPY 250,000,000

(3) Consolidation of Individual Loans	Each Individual Loan will be consolidated into a single Individual Loan on August 31, 2022 and will subsequently be treated as a single Individual Loan in all respects.

(4) Term of Individual Loan	From the Borrowing Date until the maturity date of each Individual Loan

(5) Maturity date	February 29, 2024

(6) Principal repayment method	Pay as a lump sum on the maturity date

(7) Interest calculation period	For the first interest calculation period, means the period from each Borrowing Date (inclusive) until the next interest payment date (inclusive), and for subsequent interest calculation periods, means the period from the day after the last day (inclusive) of the immediately-preceding interest calculation period until the next interest payment date (inclusive).

(8) Applicable interest rate	3.00% per annum

(9) Interest payment date	March 31, 2019 will be the first interest payment date, and thereafter, the last day of each month until the maturity date will be the interest payment date.

(10) Interest payment method	The sum of the remaining principal amount of an Individual Loan in each interest calculation period and the interest calculated by multiplying the applicable interest rate by the actual number of days in the interest calculation period (prorated, inclusive of both the start date and end date, and based on a 365-day year) (division will be performed at the end, and any fractional amount will be rounded off) will be paid on the interest payment date for such interest calculation period.

(11) Treatment of holidays	If the principal repayment date or interest payment date falls on a day other than a Business Day, it will be the next Business Day; provided, however, that if the next Business Day is in the next month, it will be the immediately-preceding Business Day rather than the next Business Day.

(12) Late payment charge	If a debt under this Agreement is not paid when due, for the period from the date on which such debt (the “Overdue Debt”) became due (inclusive of such date) until the date on which the Overdue Debt is paid in full (inclusive of such date) (prorated, inclusive of both the start date and end date, and based on a 365-day year), Borrower shall pay a late payment charge calculated by multiplying the amount of the Overdue Debt by a rate of 14.5% per annum (division will be performed at the end, and any fractional amount will be rounded off).

2.3 Conditions Precedent to Loans; Modification of Loan Application Amount

(1)	Lender shall make each Individual Loan subject to the satisfaction of all of the conditions set forth below as of Each Individual Loan Borrowing Date:

(i)	This Agreement has validly come into effect

(ii)	Each matter set forth in Article 3.1 is true and correct

(iii)	Borrower is not in breach of any provision of this Agreement and such breach is not at risk of occurring on or after Each Individual Loan Borrowing Date

(2)

In addition to the conditions set forth in the preceding paragraph, Lender shall make an Individual Loan subject to the satisfaction of all conditions set forth in each of the items below as of Each Individual Loan Borrowing Date for the second and subsequent loans:

Second Individual Loan The figure for each item stated in the Business Plan Achievement Status Report for the fiscal year ending April 2020 submitted to Lender exceeds all of the following:

Sales	JPY 351,000,000
Royalty / solution income	JPY 8,000,000
Operating profit and loss	(JPY 700,000,000)
EBITDA	(JPY 478,000,000)
Cash and deposits	JPY 1,053,000,000

Third Individual Loan The figure for each item stated in the Business Plan Achievement Status Report for the fiscal year ending April 2021 submitted to Lender exceeds all of the following:

Sales	JPY 842,000,000
Royalty / solution income	JPY 235,000,000
Operating profit and loss	(JPY 758,000,000)
EBITDA	(JPY 361,000,000)
Cash and deposits	JPY 273,000,000

Fourth Individual Loan The figure for each item stated in the Business Plan Achievement Status Report for the fiscal year ending April 2022 submitted to Lender exceeds all of the following:

Sales	JPY 1,578,000,000
Royalty / solution income	JPY 826,000,000
Operating profit and loss	(JPY 229,000,000)
EBITDA	JPY 161,000,000
Cash and deposits	JPY 264,000,000

(3)

If the conditions set forth in the preceding paragraph are not satisfied as of Each Individual Loan Borrowing Date, Lender may choose not to make an Individual Loan. In such cases, the amount of Individual Loan that is not made will be added to the next amount to be borrowed, and if the conditions set forth in the preceding paragraph are also not satisfied as of the next Individual Loan Borrowing Date and an Individual Loan is not made, such amount will be further added to the amount of the next Individual Loan.

2.4 Making a Loan

If all conditions set forth in Article 2.3(1) and 2.3(2) are satisfied as of the making of Each Individual Loan, Lender shall deposit the Individual Loan Amount to the Loan Bank Account on Each Individual Loan Borrowing Date in accordance with Article 2.2.

2.5 Not Making a Loan

If Lender decides not to make an Individual Loan due to the failure to satisfy all or some of the conditions precedent to the making of the loan, unless there is a compelling reason, Lender shall notify Borrower by 1:00 p.m. on the date that is 2 Business Days before Each Individual Loan Borrowing Date. (In such cases, Lender shall deliver a notice letter (Exhibit 4) to Borrower by fax and promptly mail the original. If a fax is not received or the original is not received due to a reason attributable to the fault of Borrower, Borrower shall not raise any objection whatsoever.)

2.6 Exclusion of Liability of Lender

(1)	If a Loan Impossibility Event occurs with respect to Lender, Lender shall immediately notify Borrower.

(2)	During the period of occurrence of a Loan Impossibility Event, Lender shall be exempt from the Loan Obligation.

Article 3. Borrower’s Representations, Warranties, and Covenants

3.1 Borrower’s Representations and Warranties

Borrower represents and warrants to Lender that, as of the execution date of this Agreement and the making of each Individual Loan, each matter stated below is true:

(i)	Borrower is a corporation (kabushiki kaisha) duly organized and validly existing under the laws of Japan.

(ii)

The execution and performance of this Agreement and the transactions hereunder by Borrower are acts that fall within the scope of Borrower’s corporate purpose, and Borrower has completed all procedures required for such acts under laws, regulations, articles of incorporation, and other internal rules.

(iii)

The execution and performance of this Agreement and the transactions hereunder by Borrower: (a) do not violate any laws or regulations binding on Borrower; (b) do not violate Borrower’s articles of incorporation or other internal rules; and (c) do not breach any contract to which Borrower is a party or any contract with a third party that is binding on Borrower or its property.

(iv)

The person who will sign or place his or her name and seal on this Agreement has been granted valid authority to sign or to place his or her name and seal on this Agreement on behalf of Borrower in accordance with the procedures required under laws, regulations, articles of incorporation, and other internal rules.

(v)	This Agreement is lawful, validly binding, and enforceable against Borrower in accordance with each of the terms hereof.

(vi)	The Reports, Etc. prepared by Borrower have been prepared accurately and lawfully in accordance with generally accepted accounting standards in Japan.

(vii)

On and after the completion of the settlement of accounts for the fiscal year ended in April 2018, no material change has occurred that may deteriorate Borrower’s business, property, or financial position stated in the audited accounting documents for said fiscal year and have a material effect on the performance of Borrower’s obligations under this Agreement.

(viii)

No lawsuit, arbitration, administrative proceeding, or any other dispute that has or may have a material adverse effect on the performance of obligations under this Agreement has been commenced or may be commenced with respect to Borrower.

(ix)	None of the events set forth in Article 4 has occurred or may occur with respect to Borrower.

(x)	Borrower does not fall under any of items (a) through (n) below:

(a)	Organized crime group (a group that may encourage its members (including members of the group’s constituent groups) to collectively or habitually commit violent torts or the like; same applies below)

(b)	Organized crime group member (a member of an organized crime group; same applies below)

(c)

Quasi-member of an organized crime group (a person, other than an organized crime group member, who has a relationship with an organized crime group and who may commit violent torts or the like by showing the force of an organized crime group or who cooperates with or is involved in the maintenance or operation of an organized crime group, such as supplying funds, weapons, or the like to an organized crime group or organized crime group member; same applies below)

(d)

Entity affiliated with an organized crime group (an entity in which an organized crime group member is substantially involved in the entity’s management, an entity that is managed by a quasi-member of an organized crime group or a former organized crime group member and that proactively cooperates with or is involved in the maintenance or operation of an organized crime group such as providing funds to an organized crime group, or an entity that proactively uses an organized crime group for the execution of work and cooperates with the maintenance or operation of an organized crime group)

(e)

Corporate racketeer, etc. (a person who may commit violent torts or the like by seeking illicit profits from companies or the like and thereby threaten the safety of civilian life, such as corporate racketeers and corporate extortionists)

(f)

Person engaging in criminal activities under the pretext of social activism, etc. (a person who may commit violent torts of the like by seeking illicit profits under the pretext of social activism or political activities and thereby threaten the safety of civilian life, such as corporate racketeers and corporate extortionists)

(g)	Person who was an organized crime group member at any time in the past 5 years

(h)

Special intellectual crime group, etc. (a group or individual, other than those listed in items (a) through (g) above, who uses the force of an organized crime group based on its relationship therewith or has a financial connection with an organized crime group and is at the center of structural misconduct)

(i)	Other persons equivalent to those in items (a) through (h) above

(j)

Person who has a relationship where its management is considered to be controlled by a person who falls under items (a) through (i) above (for purposes of this item, “Organized Crime Group Member, Etc.”)

(k)	Person who has a relationship where an Organized Crime Group Member, Etc. is considered to be substantially involved in its management

(l)

Person who has a relationship where it is considered to be wrongfully using an Organized Crime Group Member, Etc. for the purpose of seeking illicit profits for itself, its company, or a third party or inflicting harm on a third party

(m)	Person who has a relationship where it is considered to be involved with an Organized Crime Group Member, Etc., such as providing funds or the like or providing favors

(n)	Officer or a person who is substantially involved in management and has a relationship that should be socially condemned with an Organized Crime Group Member, Etc.

3.2 Borrower’s Covenants

(1)	From the execution date of this Agreement until the termination hereof and the completion of the payment of all debts to Lender hereunder, Borrower shall comply with each of the following items:

(i)	Continue its business by maintaining the licenses and the like necessary to run its principal business and complying with all laws and regulations.

(ii)	Do not change the nature of its principal business.

(iii)

Except when required by law or regulation, handle the payment of all debts under this Agreement as at least the same rank without subordination to the payment of other unsecured debts (including secured loans that constitute debt that cannot be fully recovered even after converting the collateral into cash).

(iv)

In the absence of Lender’s consent, do not perform any merger, divestiture, share exchange, or share transfer, transfer of its business or assets to a third party (including a transfer for a sale-and-leaseback), or receipt of a third party’s business or assets that will have, or may have, a material effect on the performance of Borrower’s obligations under this Agreement, except when Borrower performs a transfer to the extent reasonably necessary when raising funds through asset securitization.

(v)	Borrower shall not fall under any of items (a) through (n) of Article 3.1(x).

(vi)	Borrower, either directly or through a third party, shall not engage in any conduct that falls under any of items (a) through (e) below:

(a)	Making a violent demand

(b)	Making an unreasonable demand that exceeds one’s legal responsibility

(c)	Engaging in threatening behavior or using violence in connection with a transaction

(d)	Spreading rumors, harm Lender’s reputation through deception or force, or interfering with Lender’s business

(e)	Any other conduct equivalent to items (a) through (d) above

(2)

From the execution date of this Agreement until the termination hereof and the completion of the payment of all debts to Lender hereunder, Borrower shall comply with each of the following items at its own expense:

(i)	If an event set forth in Article 4 occurs or may occur with respect to Borrower, Borrower shall immediately report to Lender accordingly.

(ii)

If the Reports, Etc. are prepared, Borrower shall submit to Lender a copy of the Reports, Etc. by the 10th day of the third month after the end of Borrower’s fiscal year. In addition, Borrower shall accurately and duly prepare the Reports, Etc. in accordance with generally accepted accounting standards in Japan, and in cases where the Reports, Etc. are required to be audited by law or regulation, they must undergo the necessary audits.

(iii)	When submitting a copy of the Reports, Etc. under the preceding item, Borrower shall attach the following documents and submit them to Lender:

(a)	Set of corporation income tax return and local corporation income tax return schedules for each fiscal year

(b)	Business Plan Achievement Status Report (Exhibit 3; provided, however, that this will be after the submission of the Reports, Etc. for the fiscal year ending April 2020)

(c)	Pipeline status report for each fiscal year

(d)	Cash flow performance table for the next fiscal year as of the preparation of the Reports, Etc. to be submitted to Lender

(iv)	Borrower shall submit to Lender the following documents as of the last day of July, October, and January by the 10th day of the third month after each such month:

(a)	Trial balance

(b)	Pipeline status report

(c)	Cash flow performance table

(iv)

If Lender determines that it is necessary, Borrower shall immediately report to Lender the property, management, or business conditions of Borrower and its subsidiaries and affiliates and provide the necessary facilities for the investigation thereof.

(v)

If a material change with respect to the property, management, or business conditions of Borrower and its subsidiaries and affiliates has occurred or may occur, or if a lawsuit, arbitration, administrative proceeding, or any other dispute that has or may have a material effect on the performance of Borrower’s obligations under this Agreement has been commenced or may be commenced, Borrower shall immediately report to Lender accordingly.

(vi)

On or after the execution date of this Agreement, if there is a change of 5% or more in the voting rights ratio or it is determined that such change is expected, Borrower shall immediately notify Lender in writing.

(vii)	If it is determined that any of the items in the preceding Article is untrue, Borrower shall immediately report to Lender accordingly in writing.

(3)

If Borrower receives service of order for provisional attachment, preservative attachment, or attachment of loan claims, Borrower shall immediately give written notice to Lender accordingly, along with a copy of such order.

Article 4. Acceleration

(1)

If any of the events set forth below occurs with respect to Borrower, all of its debts owed to Lender under this Agreement will immediately become due and payable without any notice or demand from Lender, and Borrower shall immediately pay the principal and interest on an Individual Loan, the Settlement Fee, and all other amounts that must be paid by Borrower under this Agreement in accordance with the terms hereof.

(i)

There is a petition (including similar petitions outside of Japan) for the suspension of payment, commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or commencement of any other legal insolvency proceedings similar thereto.

(ii)	Borrower passes a resolution for dissolution or receives a dissolution order (excluding cases where it dissolves in connection with a merger).

(iii)	Borrower discontinues its business.

(iv)

Borrower receives a suspension of transaction from a clearinghouse or a suspension of transaction from densai.net Co., Ltd., or measures equivalent thereto from another electronic monetary claims recording institution.

(v)

A provisional attachment, preservative attachment, or attachment order or notice (including similar procedures outside of Japan) is sent, or a judgment ordering the execution of a preservative attachment or attachment is issued, with respect to Borrower’s deposit claims or other claims against Lender. In such cases, Lender shall immediately notify Borrower of the occurrence of such event.

(2)

If any of the events set forth below occurs with respect to Borrower, upon Lender’s notice of request, all of Borrower’s debts to Lender under this Agreement will immediately become due and payable and Borrower shall, in accordance with the terms of this Agreement, immediately pay the principal and interest on the loan, the Settlement Fee, and all other amounts that must be paid by Borrower under this Agreement.

(i)	Whether or not it is a debt under this Agreement, Borrower does not pay all or a portion of its debts to Lender when due.

(ii)	It is determined that any item in Article 3.1 of this Agreement is untrue.

(iii)	Except for the preceding two items, Borrower breaches an obligation under this Agreement and such breach is not cured within 10 Business Days.

(iv)

An order or notice of attachment, provisional attachment, preservative attachment, or provisional disposition is sent, or a public auction procedure is commenced, with respect to collateral pledged to Lender.

(v)	There is a petition for special conciliation (tokutei choutei).

(vi)	A bond issued by Borrower is accelerated.

(vii)	A debt other than the debts under this Agreement is accelerated, or a guaranty obligation of a third party’s debt cannot be performed despite the fact that the obligation to perform has arisen.

(viii)	Borrower suspends its business, decides to suspend or discontinue its business, or receives a business suspension from a competent government body or the like.

(ix)	Besides the items above, the condition of Borrower’s business or property has deteriorated or may deteriorate, and acceleration is determined to be necessary for the preservation of claims.

(3)

If a notice under the preceding paragraph is delayed or did not arrive due to the fault of Borrower, all of Borrower’s debts under this Agreement will immediately become due and payable when it normally would have arrived and Borrower shall, in accordance with the terms of this Agreement, immediately pay the principal and interest on the loan, the Settlement Fee, and all other amounts that must be paid by Borrower under this Agreement, and Lender’s Loan Obligation will be extinguished.

(4)

Even if any of the events set forth in each item of paragraph (1) or each item of paragraph (2) (including but not limited to cases where it is determined that Article 3.1(x) is untrue and cases where there is a breach of obligation under either Article 3.2(1)(v) or 3.2(1)(vi)) occurs and all of the debts under this Agreement are accelerated, and Borrower thereby suffers damages or incurs losses or costs, Borrower shall not claim indemnification from Lender for such damages, losses, or costs, and Borrower shall be liable for any damages, losses, costs, and the like suffered or incurred by Lender.

Article 5. Repayment of Debt

(1)	For the purpose of repaying the debt under this Agreement, Borrower shall make a deposit to the Loan Bank Account by the Repayment Due Date.

(2)

Borrower grants to Lender the authority regarding automatic fund transfer from the Loan Bank Account. In such cases, Borrower will be deemed to have paid the debt to Lender upon debit from the Loan Bank Account by Lender.

(3)	Payments by Borrower under this Article will be applied in the following order:

(i)	Late payment charges and the Settlement Fee

(ii)	Interest on loan

(iii)	Principal of loan

(4)	Except when required by law or regulation, Borrower shall not deduct taxes, governmental charges, and the like from the payment of the debt under this Agreement.

Article 6. Prepayment

(1)	Borrower shall not repay the principal of a loan, in whole or in part, before the Repayment Due Date (“Prepayment”).

(2)	If a Prepayment is requested for a compelling reason, Borrower shall make a Prepayment after obtaining Lender’s consent.

(3)

When making a Prepayment pursuant to the preceding paragraph, on the requested Prepayment date, Borrower shall pay the sum of the principal of the loan that is the subject of Prepayment and the accrued interest and the Settlement Fee calculated according to the formula set forth below in accordance with the terms of this Agreement. In such cases, the Settlement Fee will be calculated by prorating based on a 365-day year, the division will be performed at the end, and any fractional amount will be rounded off.

[Calculation of the Settlement Fee]

(Prepayment amount)	[(Applicable interest rate) – (Long-term prime rate as of the Prepayment date)]
(Number of days from the day after the Prepayment date, inclusive, until the maturity date, inclusive)

Article 7. Other Provisions

7.1 General Provisions

(1)	Risk of Loss; Exclusion of Liability; Compensation and Indemnification

If a document that Borrower provides to Lender is lost, destroyed, or damaged due to a disturbance, disaster, or other compelling circumstances, Borrower shall consult with Lender and then promptly prepare and submit a replacement document to Lender.

(2)	Severability

If any provision of this Agreement becomes invalid, illegal, or unenforceable, the validity, legality, and enforceability of the other provisions will not be impaired or affected in any way.

(3)	Application of General Terms and Conditions

With respect to the transaction under this Agreement, the provisions of this Agreement will prevail over the general terms and conditions; provided, however, that with respect to any matters not provided for in this Agreement, the general terms and conditions will apply to the transaction under this Agreement.

(4)	Calculation

In the absence of an express provision to the contrary, the calculations under this Agreement will be performed by prorating, inclusive of both the start date and end date, and based on a 365-day year, the division will be performed at the end, and any fractional amount will be rounded off.

(5)	Preparation of Notarized Deed

Upon the request of Lender, Borrower shall immediately take the necessary procedures to prepare a notarized deed containing an acknowledgment of the debt under this Agreement and an acknowledgment of compulsory execution.

(6)	Governing Law; Jurisdiction

This Agreement is governed by the laws of Japan, and disputes that arise regarding this Agreement will be subject to the jurisdiction of the district court that has jurisdiction over the location of Lender’s head office or handling branch.

(7)	Matters for Consultation

If any question arises between the parties regarding a matter not provided for in this Agreement or the interpretation of this Agreement, Borrower and Lender shall consult with each other and decide on how to handle the situation.

7.2 Modification of Agreement

This Agreement may not be modified without a written agreement between Borrower and Lender.

7.3 Expenses; Taxes and Governmental Charges, Etc.

Except when it would violate a law or regulation, all costs for the preparation of this Agreement and otherwise required for this Agreement will be borne by Borrower.

IN WITNESS WHEREOF, a single original of this Agreement has been prepared, Borrower has placed its name and seal hereon, and Lender shall retain this original. Borrower will receive a copy hereof from Lender.

March 22, 2019

Borrower

Yoichi Ochiai Representative Director Pixie Dust Technologies, Inc. Kanda Yamazaki Sudacho Building F4 2-20-5 Kanda-misakicho Chiyoda-ku, Tokyo
[Stamped Seal]

Exhibit 1

Definitions of Terms

Term	Definition
1. Business Day	means a day other than the days treated as holidays by Lender.

2. Loan Obligation	means Lender’s obligation to make an Individual Loan to Borrower upon Borrower’s application for loan subject to the satisfaction of the conditions precedent to the loan set forth in this Agreement.

3. Loan Impossibility Event	means a situation where the making of a loan has become impossible due to: (i) a natural disaster, war, or terrorist attack, or disconnection or interference of electrical, communications, and various payment systems; (ii) yen fund loan transactions cannot be performed on the Tokyo Interbank market; or (iii) any other situation where it has become impossible to make a loan due to a reason that is not attributable to the fault of Lender.

4. Loan Bank Account	means Borrower’s ordinary savings account at The Shoko Chukin Bank, Ltd., Ueno Branch (Account No.: 1112783, Account Holder: Pixie Dust Technologies, Inc.).

5. Business Plan Achievement Status Report	means a document stating the amount of sales, royalty / solution income, operating profit and loss, EBITDA [operating profit and loss + depreciation (including those recorded as research and development costs)], and cash and deposits for the fiscal year corresponding to the reports submitted by Borrower. By stating the amount below, the figure for each item will match the figure in Borrower’s reports or the figure in the internal materials prepared by Borrower, and its accuracy and legality will be the same level as the reports.

	Sales	Amount stated in the profit and loss statement that is part of the report

	Royalty /solution income	Amount stated in the pipeline status report

	Operating profit and loss	Amount stated in the profit and loss statement that is part of the report

	Depreciation	Amount recorded as depreciation in Appendix 16 of the corporation income tax return and local corporation income tax return

	EBITDA	Amount of the operating profit and loss set forth above plus the depreciation set forth above

	Cash and deposits	Amount stated in the balance sheet that is part of the report

6. Individual Loan	means the individual loan transaction that will be made in installments by Lender.

7. Individual Loan Proceeds	means the money that Lender lends to Borrower through Individual Loans, and “Individual Loan Amount” means the amount of such money. “Each Individual Loan Amount” means each Individual Loan Amount in the first through fourth installments.

8. Borrowing Date	means the date on which a loan is made. “Individual Loan Borrowing Dates” means the dates on which a loan is made in the first through fourth installments, and “Each Individual Loan Borrowing Date” means each Individual Loan Borrowing Date in the first through fourth installments.

9. Settlement Fee	means the fee for Prepayment that Borrower will pay to Lender.

11. Repayment Due Date	means the principal repayment date and interest payment date of an Individual Loan.

12. Reports, Etc.	means financial statements.

Exhibit 2

Loan Application Form

[Date]

To:	The Shoko Chukin Bank, Ltd.

Pursuant to the Loan Agreement (Installment-Type Term Loan Subject to Achievement of Plan) dated March 22, 2019 entered into with The Shoko Chukin Bank (the “Agreement”), we apply for an Individual Loan pursuant to the terms below.

Requested Individual Loan amount*	JPY [ ]
Requested Borrowing Date	[Date]
Repayment Due Date	February 29, 2024

*	The requested Individual Loan amount is the amount set forth in Article 2.2(2), and if it is modified pursuant to Article 2.3(3), it will be the modified amount.

We hereby confirm that, as of today, all conditions precedent to assumption of the Loan Obligation set forth in the Agreement have been satisfied, we are in compliance with all of our obligations under the Agreement, all representations and warranties made by us in the Agreement are true and correct, and no event of acceleration has occurred or is at risk of occurring, and we also confirm that no such event will occur as a result of the loan.

(Borrower)

[seal]

Exhibit 3

Business Plan Achievement Status Report

[Date]

To:	The Shoko Chukin Bank, Ltd.

Regarding the transaction under the Loan Agreement (Installment-Type Term Loan Subject to Achievement of Plan), dated March 22, 2019, between our company and The Shoko Chukin Bank (the “Agreement”), we hereby submit this Business Plan Achievement Status Report pursuant to the provisions of Article 3.2(2)(iii) of the Agreement.

We also affirm that the figures in this Report match the figures in the Reports, Etc. as defined in the original agreement or the internal materials prepared by our company and are accurate and lawful figures.

Fiscal year ending [Month & Year]

Item	Conditions precedent to the [installment no.] Individual Loan	Actual results	Determination (Circle one)
Sales			Achieved / Not achieved
Royalty / solution income			Achieved / Not achieved
Operating profit and loss			Achieved / Not achieved
EBITDA			Achieved / Not achieved
Cash and deposits			Achieved / Not achieved

(Borrower)

[seal]

Exhibit 4

Notice Letter

[Date]

To:	Pixie Dust Technologies, Inc.

Regarding the transaction under the Loan Agreement (Installment-Type Term Loan Subject to Achievement of Plan), dated March 22, 2019, between your company and The Shoko Chukin Bank (the “Agreement”), Article 2.3 (Conditions Precedent to Assumption of the Loan Obligation), item [    ] of the Agreement is not satisfied, so we hereby give notice that we will not make the loan requested in the Loan Application Form dated [Date].

(Lender)

[seal]